As filed with the Securities and Exchange Commission on May 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHU, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1934119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17087 Via Del Campo San Diego, California 92127-1711 (Address of Principal Executive Offices, including Zip Code)

Cohu Inc. 2026 Equity Incentive Plan

Amended and Restated Cohu, Inc. 1997 Employee Stock Purchase Plan

(Full title of the plan)

Jeffrey D. Jones

Senior Vice President, Finance and Chief Financial Officer

Cohu, Inc.

17087 Via Del Campo

San Diego, California 92127-1711

(Name and address of agent for service)

(858) 848-8100

(Telephone number, including area code, of agent for service)

With a copy to:

Larry W. Nishnick

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Tel: (858) 677-1400

Fax: (858) 677-1401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of ‘large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. o

PART I

Information Required in the Section 10(a) Prospectus

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing this information will be delivered to the participants in the Cohu, Inc. 2026 Equity Incentive Plan and the Amended and Restated Cohu, Inc. 1997 Employee Stock Purchase Plan covered by this registration statement on Form S-8 (this “Registration Statement”) as required by Rule 428(b)(1) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the Commission on February 17, 2026 (the “Annual Report”);

(b)

The information contained in the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 2, 2026, and incorporated into Part III of the Registrant’s Annual Report referred to in (a) above;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2026;

(d)

All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(e)

The description of the Registrant’s common stock, par value $1.00, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on December 12, 1996 (File No. 000-21875), as supplemented by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 17, 2023, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law authorizes corporations to eliminate the personal liability of directors and, subject to statutory limitations, certain officers to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ or officers’ “duty of care” to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). While the relevant statute does not change directors' or officers’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' or officers’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director or officer derives an improper personal benefit.

The Company has adopted provisions in its Amended and Restated Certificate of Incorporation, as amended, which eliminate the personal liability of its directors and, to the extent permitted by the DGCL, its officers to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware, the Company's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company has entered into indemnification agreements with certain of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing certain other protections. The Company also maintains insurance policies which insure the officers and directors against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Number	Index to Exhibits

4.1	Amended and Restated Certificate of Incorporation of Cohu, Inc. incorporated herein by reference to Exhibit 3.1 from the Cohu, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2026
4.2	Amended and Restated Bylaws of Cohu, Inc. incorporated herein by reference to Exhibit 3.2 from the Cohu, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2026
5.1*	Opinion of DLA Piper LLP (US).
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1#

Amended and Restated Cohu, Inc. 1997 Employee Stock Purchase Plan, incorporated herein by reference to Appendix D to the Cohu, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 2, 2026.

99.2#

Cohu, Inc. 2026 Equity Incentive Plan, incorporated herein by reference to Appendix C to the Cohu, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 2, 2026.

107*	Filing Fee Table.
* Filed herewith. # Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in Exhibit 107 to the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 15, 2026.

COHU, INC.

By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
Senior Vice President Finance & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cohu, Inc., a Delaware corporation, do hereby constitute and appoint Luis A. Müller and Jeffrey D. Jones, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	DATE

/s/ Luis A. Müller	President, Chief Executive Officer and Director	May 15, 2026
Luis A. Müller	(Principal Executive Officer)

/s/ Jeffrey D. Jones	Senior Vice President Finance & Chief Financial Officer	May 15, 2026
Jeffrey D. Jones	(Principal Financial and Accounting Officer)

/s/ James A. Donahue	Chairperson of the Board	May 15, 2026
James A. Donahue

/s/ William E. Bendush	Director	May 15, 2026
William E. Bendush

/s/ Steven J. Bilodeau	Director	May 15, 2026
Steven J. Bilodeau

/s/ Andrew M. Caggia	Director	May 15, 2026
Andrew M. Caggia

/s/ Yon Jorden	Director	May 15, 2026
Yon Jorden

/s/ Andreas W. Mattes	Director	May 15, 2026
Andreas W. Mattes

/s/ Nina L. Richardson	Director	May 15, 2026
Nina L. Richardson

/s/ Karen M. Rapp	Director	May 15, 2026
Karen M. Rapp